Exhibit 3.2
[THE FOLLOWING COMPOSITE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NELNET, INC. (THE “CORPORATION”), AS AMENDED, REFLECT THE PROVISIONS OF THE CORPORATION’S THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS FILED WITH THE NEBRASKA SECRETARY OF STATE ON MAY 24, 2018, AND ALL SUBSEQUENT AMENDMENTS THERETO, WHICH WERE FILED WITH THE NEBRASKA SECRETARY OF STATE ON MAY 23, 2019 AND AUGUST 8, 2022, BUT THEY ARE NOT AN AMENDMENT AND/OR RESTATEMENT THEREOF.]

COMPOSITE THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NELNET, INC.,
AS AMENDED

ARTICLE I.

NAME

The name of the Corporation shall be Nelnet, Inc.
ARTICLE II.

PRINCIPAL AND REGISTERED OFFICES
The principal and registered offices of the Corporation shall be at 121 South 13th Street, Suite 100, Lincoln, Nebraska 68508, or such other place or places as the Corporation may establish and maintain in the State of Nebraska or elsewhere as the Board of Directors may deem prudent, necessary or expedient from time to time.
ARTICLE III.

PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Nebraska Model Business Corporation Act (the "Nebraska Act"). The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Nebraska Act and under the laws of the State of Nebraska generally. The Corporation shall have perpetual existence.

ARTICLE IV.

CAPITAL STOCK
4.1Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 710,000,000 shares. The authorized capital stock is divided into (i) 50,000,000 shares of preferred stock, with par value of $0.01 per share (the “Preferred Stock”); (ii) 600,000,000 shares of Class A Common Stock (the “Class A Common Stock”), with par value of $0.01 per share; and (iii) 60,000,000 shares of Class B Common Stock (the “Class B Common Stock”), with par value of $0.01 per share. The number of authorized shares of any of the Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative votes of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of any provision of the Nebraska Act now or hereafter in effect, and no vote of the holders of the Preferred Stock, the Class A Common Stock or the Class B Common Stock voting separately as a class shall be required therefor. None of the Class A Common Stock or Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed in any manner unless the other class is subdivided, consolidated, reclassified or otherwise changed in the same manner and proportion. Except for shares of Class B Common Stock issued in connection with stock splits, stock dividends and other similar distributions, the Corporation shall not issue additional shares of Class B Common Stock after May 25, 2006 unless approved by the affirmative votes of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of any provision of the Nebraska Act now or hereafter in effect, and no vote of the holders of the Preferred Stock, the Class A Common Stock or the Class B Common Stock voting separately as a class shall be required therefor.
4.2Preferred Stock. Subject to limitations of applicable law, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Such rights and restrictions as referred to above shall include, without limitation, dividend rights, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series.
4.3Class A Common Stock. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote.
4.4Class B Common Stock. Each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote except as may otherwise expressly be provided for herein.
4.5Class Voting. Subject to limitations of applicable law, Class A Common Stock and Class B Common Stock shall vote as a single class on all matters to be voted on including, without limitation, any consolidation or merger of the Corporation into or with any other corporation or the sale or transfer of all or substantially all of its assets; provided, however, that the vote of a majority of the shares of Class B Common Stock, voting separately as a class, shall be required to lower the number of votes per share that each share of Class B Common Stock entitles its holder to have.
4.6Conversion. Class A Common Stock is not convertible. Each share of Class B Common Stock is convertible at any time at the holder’s option into one (1) share of Class A Common Stock. Each share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock, without any action by the Corporation or further action by the holder thereof, upon the Transfer (as defined below) of such share, other than the following Transfers: (i) to any other holder of Class B Common Stock or to any natural person or business organization that, directly or indirectly, controls, is controlled by or is under common control with such holder (“business organization” shall mean any corporation, limited liability company, partnership or like entity); (ii) to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B Common Stock; (iii) to any charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the corresponding provision of any subsequent federal tax law; (iv) to a trust all of the Beneficiaries (as defined below) of which are holders of Class B Common Stock (or are eligible to hold Class B Common Stock without triggering a conversion) each of whom is a natural person as described in clause (ii) hereof, and/or are entities described in clause (iii) hereof; (v) by will to any transferee described in clause (ii), (iii) or (iv) hereof; (vi) pursuant to the laws of descent and distribution to a spouse, sibling, parent, grandparent and/or descendant, whether natural or adopted, of a holder of Class B Common Stock; or (vii) to the Corporation. Notwithstanding the foregoing, a share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock, without any action by the Corporation or further action by the holder thereof, upon any Transfer of such share pursuant to a divorce or separation agreement, decree or order. “Transfer” means a sale, assignment, transfer, gift, encumbrance or other disposition, other than a bona fide pledge for collateral security purposes. “Beneficiaries” means qualified beneficiaries of a trust, expressly intending to exclude any remote beneficiaries and any beneficiaries not otherwise existing or otherwise reasonably ascertainable, identifiable or known at the time of the Transfer to such trust under the laws of the State of Nebraska and/or the laws of the state governing such trust.
In the event at any time the shares of the Class B Common Stock outstanding constitute less than 50% of the Class B Common Stock outstanding as of the date of the final prospectus relating to the Corporation' s initial public offering (as adjusted for any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar capitalization change), each remaining share of Class B Common Stock outstanding shall automatically be converted into one (1) share of Class A Common Stock.

The Corporation will reserve and at all times keep available out of its authorized but unissued shares of Class A Common Stock or its shares of treasury stock of such class a sufficient number of shares of Class A Common Stock to satisfy the conversion requirements of all outstanding shares of Class B Common Stock.
4.7Dividend Rights. Holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably dividends payable in cash, in stock or otherwise, as and when declared by the Board of Directors out of assets legally available therefor, subject to any preferential rights of any outstanding Preferred Stock.
4.8Other Rights. Upon liquidation, dissolution or winding up of the Corporation, after payment in full of the amounts required to be paid to the holders of any outstanding Preferred Stock, all holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably any assets available for distribution to holders thereof after the payment of all debts and other liabilities of the Corporation. No shares of the Class A Common Stock or the Class B Common Stock shall have preemptive rights to purchase additional shares. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock shall be subject to, and may be adversely affected by, the rights of holders of outstanding Preferred Stock. All shares of Class A Common Stock, Class B Common Stock and Preferred Stock which are acquired by the Corporation shall be available for re-issuance by the Corporation at any time.
4.9Rights With Respect to Future Issuances and Sales. The Board of Directors shall be authorized to create and issue by one or more resolutions, whether or not in connection with the issuance and sale of any of the Corporation's securities or properties, rights entitling the holders thereof to purchase securities issued by the Corporation or any other entity. The times at and the terms upon which such rights are to be issued are to be determined by the Board of Directors and set forth in contracts or other instruments which evidence such rights. The authority of the Board of Directors with respect to such rights shall include, without limitation, the determination of the initial purchase price, the times and circumstances under which such rights may be exercised, provisions denying such holders of a specified percentage of the Corporation's outstanding capital stock the right to exercise such rights and provisions to permit the Corporation to redeem or exchange such rights.
4.10Recapitalization Plan; Exchange of Certificates. Each share of the Corporation's Class B (nonvoting) Common Stock owned by Michael S. Dunlap, Terri Dunlap, Stephen F. Butterfield and Union Financial Services, Inc., and each share of the Corporation's Class A (voting) Common Stock issued and outstanding or held in treasury, immediately prior to the filing of the Amended and Restated Articles of Incorporation with the Nebraska Secretary of State on August 14, 2003, was, upon such filing and thereafter, exchanged for and classified as 210 shares of the Corporation's Class B Common Stock. Each share of the Corporation's Class B (nonvoting) Common Stock issued and outstanding or held in treasury immediately prior to the filing of the Amended and Restated Articles of Incorporation on August 14, 2003 (other than shares of Class B (nonvoting) Common Stock owned by Michael S. Dunlap, Terri Dunlap, Stephen F. Butterfield and Union Financial Services, Inc.), was, upon such filing and thereafter, exchanged for and classified as 210 shares of the Corporation's Class A Common Stock.

Promptly after the filing of the Amended and Restated Articles of Incorporation on August 14, 2003, each holder of the Corporation' s issued and outstanding capital stock surrendered, or is entitled to surrender, to the Corporation all certificates representing all such shares of the Corporation's capital stock, properly endorsed for transfer to the Corporation, which certificates were in any event deemed cancelled at the time of such filing, and the Corporation thereupon issued and delivered, or will issue and deliver, to such holder certificates representing the number of shares of the Corporation's capital stock that such holder was, or is, entitled to receive pursuant to the recapitalization plan set forth above.
ARTICLE V.

BOARD OF DIRECTORS
5.1    Powers of Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors which shall consist of not less than three (3) members. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Nebraska, the Board of Directors is expressly authorized to:
(a)adopt, amend, alter, change or repeal the By-laws of the Corporation; provided, however, that no By-laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new By-laws had not been adopted;
(b)determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action; and
(c)exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the Nebraska Act, these Third Amended and Restated Articles of Incorporation and the By-laws of the Corporation.
5.2    Number of Directors. Subject to Section 5.1, the number of directors constituting the Board of Directors shall be determined from time to time exclusively by a vote of a majority of the Board of Directors in office at the time of such vote.
5.3    Vacancies. Subject to the rights of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of Article IV hereof, any vacancies on the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen pursuant to the provisions of Section 5.5 below, subject to the election and qualification of a successor and to such director’s earlier death, resignation, or removal.
5.4    Removal of Directors. Except for such additional directors, if any, as elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors or class of directors, voting together as a single class.
5.5    Classification and Terms of Directors. Other than those directors, if any, elected by the holders of any series of Preferred Stock that may be established pursuant to the provisions of Article IV hereof, the Board of Directors shall be divided into three classes, with each class containing one-third of the total number of directors, as near as may be practicable, and with the classes designated Class I, Class II, and Class III. If the number of directors is not evenly divisible by three, the remaining positions shall be allocated first to Class III and then to Class II. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock and as provided for or fixed pursuant to the provisions of Article IV hereof, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of shareholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of shareholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation, or removal. The directors in office immediately prior to the effectiveness of this provision shall assign members of the Board of Directors then in office to such Classes at the time the classification of the Board of Directors becomes effective.
ARTICLE VI.

SHAREHOLDER ACTIONS AND MEETINGS OF SHAREHOLDERS
Special meetings of shareholders of the Corporation shall be held (i) on the call of the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office; or (ii) if shareholders holding at least twenty-five percent of all the votes entitled to be cast on an issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation one or more written demands for the meeting describing the purpose or purposes for which it is to be held; except as may otherwise be provided or required by the Nebraska Act. Elections of officers need not be by written ballot, unless otherwise provided in the By-laws. For purposes of all meetings of shareholders, a quorum shall consist of shares constituting a majority of the voting power of all the shares of the capital stock of the Corporation entitled to vote at such meeting of shareholders, unless otherwise required by law. In all elections for directors of the Corporation, directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, and not by a plurality of such votes.
ARTICLE VII.

LIMITATION ON LIABILITY OF DIRECTORS
A director of the Corporation shall have no personal liability to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director of the Corporation, including without limitation as a member of any committee of the Board of Directors, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 21-2,104 of the Nebraska Act; or (iv) an intentional violation of criminal law. If the Nebraska Act is amended hereafter to authorize further eliminations of or limitations on the personal liability of a director of a corporation incorporated under the Nebraska Act, then the personal liability of each director of the Corporation shall be so eliminated or limited to the fullest extent permitted by the Nebraska Act, as so amended from time to time. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.
ARTICLE VIII.

INDEMNIFICATION OF DIRECTORS, OFFICERS,
EMPLOYEES AND OTHER AGENTS
8.1    Indemnification of Directors and Officers. To the fullest extent permitted by the Nebraska Act (including the broader indemnification authorized by Section 21-220(b)(5) of the Nebraska Act) or any other law of the State of Nebraska as it exists on the effective date of this provision or as thereafter amended, the Corporation shall indemnify and hold harmless and advance expenses (as defined in Section 21-214 of the Nebraska Act) to any person (an “indemnitee”) who was, is, or is threatened to be made a party or is otherwise involved in any proceeding (as defined in Subsection (6) of Section 21-2,110 of the Nebraska Act) by reason of the fact that the indemnitee, or a person for whom the indemnitee is the legal representative, is or was a director or officer of the Corporation, against all liability (as defined in Subsection (3) of Section 21-2,110 of the Nebraska Act) and loss suffered and expenses actually and reasonably incurred by the indemnitee in connection with such proceeding. For purposes of this Article VIII, a "director" or "officer" of the Corporation means an individual (i) who is or was a director or officer, respectively, of the Corporation, or (ii) who, while a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, manager, member of a limited liability company, partner, trustee, employee, or agent of another entity or employee benefit plan, or (iii) who was a director or officer of a corporation which was a predecessor of the Corporation, or of another enterprise at the request of such predecessor.
8.2    Indemnification of Employees and Other Agents. The Corporation shall have the power, to the extent and in the manner permitted by the Nebraska Act, to indemnify each of its employees and agents (other than directors and officers, for which indemnification shall be as set forth in Section 8.1) against liability (as defined in Subsection (3) of Section 21-2,110 of the Nebraska Act), expenses (as defined in Section 21-214 of the Nebraska Act) and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Subsection (6) of Section 21-2,110 of the Nebraska Act) arising by reason of the fact that such person is or was an employee or other agent of the Corporation. For purposes of this Article VIII, an "employee" or "agent" of the Corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the Corporation, or (ii) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.
8.3    Payment of Expenses in Advance. Expenses incurred in connection with a proceeding (as defined in Subsection (6) of Section 21-2,110 of the Nebraska Act) for which indemnification is required pursuant to Section 8.1, or for which indemnification is permitted pursuant to Section 8.2 following authorization thereof by the Board of Directors, shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it is ultimately determined, in accordance with the Nebraska Act, that the indemnified party is not entitled to be indemnified as authorized in this Article VIII.
8.4    Indemnity Not Exclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in this Article VIII.
8.5    Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify or advance expenses to him or her against such liability under the provisions of this Article VIII or the Nebraska Act.
ARTICLE IX.

AMENDMENT OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in these Third Amended and Restated Articles of Incorporation in any manner permitted by the Nebraska Act and all rights and powers conferred upon shareholders, directors and officers herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of a majority of the voting power of all the shares of the capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Section 4.9, Article VI or this proviso.
ARTICLE X.

SEVERABILITY
In the event that any of the provisions of these Third Amended and Restated Articles of Incorporation (including any provision within a single Section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.
ARTICLE XI.

INCORPORATOR
The name and street address of the incorporator is: Jay L. Dunlap, 111 Oneida, Milford, Nebraska.
ARTICLE XII.

EXCLUSIVE FORUM FOR ADJUDICATION OF CERTAIN LEGAL ACTIONS
12.1    Exclusive Forum for Certain State Law Claims. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf or in the right of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Nebraska Business Corporation Act (effective until January 1, 2017), the Nebraska Act (effective January 1, 2017), or the Articles of Incorporation or By-laws of the Corporation (as each may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the District Court for the State of Nebraska located in the City of Lincoln, County of Lancaster, Nebraska (or, if such court does not have jurisdiction, the United States District Court for the District of Nebraska located in the City of Lincoln, Nebraska). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court referred to in the preceding sentence (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nebraska in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.
12.2    Exclusive Federal Forum for Securities Act of 1933 Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

12.3    Deemed Shareholder Consent; Securities Exchange Act of 1934 and Other Claims With Exclusive Federal Jurisdiction. Any person or entity owning, purchasing, or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. Notwithstanding the foregoing provisions of this Article XII, the provisions of this Article XII shall not apply to suits or actions brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States of America have exclusive jurisdiction.